EXHIBIT 95.1

This exhibit contains the information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 CFR 229.104). The following table provides information about citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 (the "Mine Act") by the federal Mine Safety and Health Administration ("MSHA") for our quarries during the fiscal quarter ended August 31, 2013.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Midlothian 4100071	—	—	—	—	—	—	—	No	No	1	—	3
Hunter 4102820	—	—	—	—	—	100	—	No	No	—	—	—
Oro Grande 0400011	—	—	—	—	—	—	—	No	No	—	—	—
Crestmore 0400010	—	—	—	—	—	—	—	No	No	—	—	—
Jena 1601298	—	—	—	—	—	—	—	No	No	—	—	—
Woodworth II 1601070	—	—	—	—	—	—	—	No	No	—	—	—
Perryville 2 1601417	1	—	—	—	—	238	—	No	No	—	—	—
Tin Top 4102852	—	—	—	—	—	600	—	No	No	—	—	—
Green 4103121	—	—	—	—	—	—	—	No	No	—	—	—
Bells Savoy 4104019	—	—	—	—	—	—	—	No	No	—	—	—
Webberville 4104363	—	—	—	—	—	—	—	No	No	—	—	3
Mill Creek 3401859	—	—	—	—	—	—	—	No	No	—	—	—
Bridgeport 4100007	3	—	—	—	—	—	—	No	No	1	—	—
Owen 4103896	—	—	—	—	—	—	—	No	No	—	—	—
Garfield 4103909	1	—	—	—	—	250	—	No	No	1	—	—
Olancha 0404783	2	—	—	—	—	3,819	—	No	No	—	—	—

The MSHA citations, orders and assessments reflected above are those initially issued or proposed by MSHA. They do not reflect subsequent changes in the level of severity of a citation or order or the value of an assessment that may occur as a result of proceedings conducted in accordance with MSHA rules.